EXHIBIT 23
                       CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 2-86070 on Form S-8 dated August 23, 1983; Registration Statement No. 33-30364 on Form S-8 dated August 7, 1989; Registration Statement No. 33-58750 on Form S-8 dated February 24, 1993; Registration Statement No. 33-58752 on Form S-8 dated February 24, 1993; Registration Statement No. 33-52487 on Form S-8 dated March 2, 1994 and Post-Effective Amendment No. 1 to Registration Statement No. 33-52487 on Form S-8 dated March 3, 1994 of our report dated November 3, 1995, with respect to the consolidated financial statements incorporated by reference in the Annual Report (Form 10-K) and related schedule of Andrew Corporation for the year ended September 30, 1995.

/s/   Ernst & Young LLP

      Chicago, Illinois
      December 20, 1995